UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 16, 2008 (June 12, 2008)

Ore Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23317	06-1411336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

610 Professional Drive, Gaithersburg, Maryland	20879
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (301) 987-1700

N/A
(Former name or former address, if changed since last report)

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Item 2.05     Costs Associated with Exit or Disposal Activities.

Ore Pharmaceuticals Inc. is focusing its corporate resources on investment in clinical development and business development efforts for compounds repositioned over the past four years through the application of its proprietary indications discovery program.  As part of this new alignment, Ore Pharmaceuticals has reassigned a portion of its indications discovery workforce to the Company’s drug development team and will also reduce its remaining workforce related to indications discovery and administrative activities as it winds down its indications discovery activities.  These changes are intended to concentrate the Company’s resources on drug development and commercialization, activities it considers to hold the greatest potential to achieve gains in shareholder value.

As part of its effort to focus its business strategy on drug development, Ore Pharmaceuticals will reduce its workforce from the 71 employees it reported as of December 31, 2007 to approximately 22 by December 31, 2008.  The Company expects to make future cash payments of approximately $1.0 million in connection with employment terminations resulting from this course of action. These payments will be made in the next three quarters.

The Company committed to this new alignment and the related workforce changes on June 12, 2008 when it was communicated to the Company’s workforce.

The Company issued a press release earlier today with regard to the above described changes that is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated June 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORE PHARMACEUTICALS INC.

Date:	June 16, 2008	By:	/s/ Philip L. Rohrer Jr.
Philip L. Rohrer Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 16, 2008